EXHIBIT 4.4(d)

FIRST AMENDMENT TO AMENDED AND RESTATED

CANADIAN GUARANTEE AND SECURITY AGREEMENT

FIRST AMENDMENT TO AMENDED AND RESTATED CANADIAN GUARANTEE AND SECURITY AGREEMENT (“First Amendment”) dated as of January 26, 2007 among RYERSON CANADA, INC. (the “Company”) and JPMORGAN CHASE BANK, N.A., as Collateral Agent (the “Collateral Agent”).

RECITALS

A. WHEREAS, the Company, certain Canadian Subsidiary Guarantors (now, the Company by way of amalgamation on January 1, 2007), and the Collateral Agent are parties to a Canadian Guarantee and Security Agreement dated as of August 26, 2002, which agreement was amended and restated as of January 4, 2005 (such agreement as amended, restated and/or otherwise modified prior to the date hereof, the “Canadian Security Agreement”);

B. WHEREAS the Credit Agreement (as such term is defined in the Canadian Security Agreement) is being amended and restated pursuant to a Second Amended and Restated Credit Agreement dated as of January 26, 2007 among Ryerson Inc., Joseph T. Ryerson & Son, Inc., the Company, the lenders party thereto, JPMorgan Chase Bank, N.A., as general administrative agent, collateral agent and swingline lender, JPMorgan Chase Bank, National Association, Toronto Branch, as Canadian administrative agent, General Electric Capital Corporation, as syndication agent and co-collateral agent and Bank of America, N.A., as documentation agent;

C. WHEREAS, in connection with the foregoing amendment and restatement of the Credit Agreement, the parties thereto have agreed to amend the Canadian Security Agreement as provided herein;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby irrevocably acknowledged, the Canadian Security Agreement is amended as follows:

SECTION 1. DEFINITIONS

Terms defined in the Canadian Security Agreement and not otherwise defined herein have the meanings provided for in the Canadian Security Agreement.

SECTION 2. AMENDMENT TO CANADIAN SECURITY AGREEMENT

(1)	The definition of “Additional Secured Obligations” in Section 1(c)(2) of the Canadian Security Agreement is hereby deleted in its entirety and replaced as follows:

“Additional Secured Obligations means (a) the Secured Derivative Obligations and (b) all obligations of the Canadian Grantors owed to either of the Canadian Administrative Agent or any Lender or any of their respective Affiliates in respect of cash management services performed by such Canadian Administrative Agent, Lender or Affiliate.”

(2)	Section 21 of the Canadian Security Agreement is hereby amended by deleting the following words from sub-clause (i) therein: “and shall be liberally construed in favour of the Collateral Agent and the other Secured Parties in order to carry out the intentions of the parties thereto as nearly as may be possible”.

SECTION 3. NO OTHER AMENDMENT

Except for the amendment expressly set forth in this First Amendment, the Canadian Security Agreement shall remain unchanged and in full force and effect and this First Amendment shall be limited precisely as drafted and shall not be construed as an amendment of any other terms or provisions of the Canadian Security Agreement.

SECTION 4. GOVERNING LAW

This First Amendment shall be construed in accordance with and governed by the laws of the Province of Ontario and the laws of Canada applicable therein.

SECTION 5. COUNTERPARTS

This First Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature page to follow.]

The parties have executed this First Amendment.

RYERSON CANADA, INC.

By:
Name:
Title:

By:
Name:
Title:

I/We have the authority to bind the Corporation.

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title: